UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 3, 2007

Quest Software, Inc.

(Exact name of registrant as specified in its charter)

California	000-26937	33-0231678
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Polaris Way, Aliso Viejo, California	92656
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 754-8000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(a) On January 3, 2007, Quest Software, Inc. (“Quest”) received a Nasdaq Staff Determination letter indicating that Quest failed to comply with Nasdaq requirements to hold an annual shareholders meeting in 2006 and to solicit proxies from shareholders. These requirements are set forth in Marketplace Rules 4350(e) and 4350(g). Quest has been unable to engage in proxy solicitation activity due to the pending restatement of its financial statements and, as a result, did not hold an annual meeting of shareholders in 2006. Quest has submitted a request to a Nasdaq Listing Qualifications Panel to waive Quest’s compliance with Marketplace Rule 4350(e) relating to Quest’s failure to hold an annual meeting in 2006. There can be no assurance that the Panel will grant Quest’s request.

Quest also announced today that it has submitted a request to a Nasdaq Listing Qualifications Panel to extend its continued listing on the Nasdaq Global Market. The press release issued by Quest announcing the request for this extension, as well as receipt of the Nasdaq Staff Determination letter discussed above, is attached hereto as Exhibit 99.1.

There can be no assurance that Quest will satisfy Nasdaq’s conditions for continued listing, that Nasdaq will grant an extension of time to meet such conditions or that Quest’s common stock will remain listed on The Nasdaq Stock Market.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release issued by Quest Software, Inc. on January 9, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUEST SOFTWARE, INC.

Date: January 9, 2007
	By:	/s/ J. MICHAEL VAUGHN
J. Michael Vaughn
Vice President, General Counsel

EXHIBIT INDEX

Exhibit Number	Exhibit Title or Description
99.1	Press release issued by Quest Software, Inc. on January 9, 2007.